Q2 News Release

Calgary, August 1, 2025	Exhibit 99.1

Imperial announces second quarter 2025 financial and operating results
•Quarterly net income of $949 million
•Cash flows from operating activities of $1,465 million and cash flows from operating activities excluding working capital1 of $1,413 million
•Upstream production of 427,000 gross oil-equivalent barrels per day, highest second quarter in over 30 years
•Kearl achieved highest-ever second quarter production of 275,000 total gross oil-equivalent barrels per day (195,000 barrels Imperial's share)
•Completed construction and commissioning on Canada's largest renewable diesel facility located at the Strathcona refinery
•Renewed annual normal course issuer bid to repurchase up to five percent of outstanding common shares; plan to accelerate purchases to complete the program prior to year end

	Second quarter			Six months
millions of Canadian dollars, unless noted	2025	2024	∆I	2025	2024	∆I
Net income (loss) (U.S. GAAP)	949	1,133	(184)	2,237	2,328	(91)
Net income (loss) per common share, assuming dilution (dollars)	1.86	2.11	(0.25)	4.38	4.34	+0.04
Capital and exploration expenditures	473	462	+11	871	958	(87)

Imperial reported estimated net income in the second quarter of $949 million, compared to net income of $1,288 million in the first quarter of 2025, primarily driven by lower upstream realizations and downstream margin capture. Quarterly cash flows from operating activities were $1,465 million, compared to $1,527 million generated in the first quarter of 2025. Excluding the impact of working capital1, cash flows from operating activities were $1,413 million, compared to $1,760 million in the first quarter of 2025.

"We safely completed our heaviest planned turnaround quarter in both our Upstream and Downstream businesses, positioning the company for a strong second half of the year," said John Whelan, chairman, president and chief executive officer. "A significant accomplishment was the work completed at Kearl which delivers on our plans to double turnaround intervals to an industry-leading four years."

Upstream production averaged 427,000 gross oil-equivalent barrels per day, the highest second quarter production in over 30 years. Kearl recorded its highest-ever second quarter total gross production averaging 275,000 barrels per day (195,000 barrels Imperial's share), including the completion of its planned turnaround. Cold Lake averaged gross production of 145,000 barrels per day in the second quarter and completed the planned turnaround work at the Mahkeses plant. The company's share of Syncrude quarterly production averaged 77,000 gross barrels per day.

Downstream throughput in the quarter averaged 376,000 barrels per day, resulting in an overall refinery capacity utilization of 87 percent, including the successful execution of significant planned turnaround work at Nanticoke and Strathcona. Petroleum product sales averaged 480,000 barrels per day.

[1] Non-GAAP financial measure - see Attachment VI for definition and reconciliation

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.

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Q2 News Release

"I am pleased to announce the start-up of Canada's largest renewable diesel facility which will deliver high quality lower emission fuels to the Canadian transportation sector," said Whelan. "This project is expected to deliver attractive returns and complements our integrated business model and industry-leading refinery base."

During the quarter, Imperial returned $367 million to shareholders through dividend payments and has declared a third quarter dividend of 72 cents per share. In June, Imperial renewed its annual normal course issuer bid program (NCIB) allowing the repurchase of up to five percent of its outstanding shares over a 12-month period.

"Imperial remains committed to its long-established history of returning surplus cash to shareholders, and I am pleased to announce our plan to accelerate our NCIB share repurchases with a target of completing the program prior to year end," said Whelan.

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.

imperialoil.ca ∙ youtube.com/ImperialOil ∙ x.com/ImperialOil ∙ linkedin.com/company/Imperial-Oil ∙ facebook.com/ImperialOilLimited

IMPERIAL OIL LIMITED
Second quarter highlights
•Net income of $949 million or $1.86 per share on a diluted basis, compared to $1,133 million or $2.11 per share in the second quarter of 2024.
•Cash flows from operating activities of $1,465 million, compared to cash flows from operating activities of $1,629 million in the second quarter of 2024. Cash flows from operating activities excluding working capital1 of $1,413 million, compared to $1,508 million in the second quarter of 2024.
•Capital and exploration expenditures totaled $473 million, up from $462 million in the second quarter of 2024.
•The company returned $367 million to shareholders in the second quarter of 2025 through dividends paid and declared a quarterly dividend of 72 cents per share.
•Renewed share repurchase program, enabling the purchase of up to five percent of common shares outstanding, a maximum of 25,452,248 shares, during the 12-month period commencing June 29, 2025. Consistent with the company's commitment to return surplus cash to shareholders, Imperial plans to accelerate its share purchases under the NCIB program and anticipates repurchasing all remaining allowable shares prior to year end. Purchase plans may be modified at any time without prior notice.
•Upstream production averaged 427,000 gross oil-equivalent barrels per day, the highest second quarter production in over 30 years, up from 404,000 gross oil-equivalent barrels per day in the second quarter of 2024 primarily driven by record Kearl production.
•Record second quarter total gross bitumen production at Kearl averaged 275,000 barrels per day (195,000 barrels Imperial's share), up from 255,000 barrels per day (181,000 barrels Imperial's share) in the second quarter of 2024, primarily due to mine productivity and improved reliability.
•Gross bitumen production at Cold Lake averaged 145,000 barrels per day, compared to 147,000 barrels per day in the second quarter of 2024, primarily due to production and steam cycle timing, and turnaround impacts partially offset by Grand Rapids solvent-assisted SAGD.
•Leming SAGD project remains on track with steam injection started at the end of the second quarter and continuing until late 2025. First oil anticipated in late 2025, with production ramping up over the next year to a peak of around 9,000 barrels per day.
•The company's share of gross production from Syncrude averaged 77,000 barrels per day, up from 66,000 barrels per day in the second quarter of 2024, primarily driven by the timing of the annual coker turnaround.
•Completed construction and commissioning on Canada's largest renewable diesel facility located at the Strathcona refinery with first production in July. Imperial has received project support through the Governments of Alberta, British Columbia and Strathcona County.
•Refinery throughput averaged 376,000 barrels per day, compared to 387,000 barrels per day in the second quarter of 2024. Capacity utilization was 87 percent, compared to 89 percent in the second quarter of 2024. Lower refinery throughput and capacity utilization were primarily due to unplanned downtime partially offset by lower turnaround impacts.
•Petroleum product sales were 480,000 barrels per day, up from 470,000 barrels per day in the second quarter of 2024, enabled by the Trans Mountain pipeline expansion.
•Chemical net income of $21 million in the quarter, compared to $65 million in the second quarter of 2024, primarily driven by lower polyethylene margins.
•Announced single largest corporate gift to any post-secondary institution in Alberta, with the donation of the $37 million research lab facility to the Southern Alberta Institute of Technology (SAIT).

[1] Non-GAAP financial measure - see Attachment VI for definition and reconciliation

IMPERIAL OIL LIMITED
Recent business environment

During the second quarter of 2025, the price of crude oil decreased relative to first quarter of 2025, while the Canadian WTI/WCS spread narrowed due to low inventory levels. Industry refining margins improved in the second quarter of 2025, driven by strong seasonal demand.

During 2025, the United States announced a variety of trade-related actions, including the imposition of tariffs on imports from Canada and several other countries. In response, Canada announced its own retaliatory tariffs. Certain tariffs were paused for a period of time but have not been withdrawn, while others have been revised. The global trade environment continues to be volatile. The likelihood of the United States, Canada or their trading partners resuming tariffs, imposing new or revised reciprocal tariffs, export restrictions, or other forms of trade-related sanctions is highly uncertain. Additionally, significant uncertainty exists as to what effects these actions will ultimately have on Imperial, its suppliers and its customers. The company continually monitors the global trade environment and works to mitigate potential impacts.

Operating results
Second quarter 2025 vs. second quarter 2024

	Second Quarter
millions of Canadian dollars, unless noted	2025	2024
Net income (loss) (U.S. GAAP)	949	1,133
Net income (loss) per common share, assuming dilution (dollars)	1.86	2.11

Upstream
Net income (loss) factor analysis
millions of Canadian dollars

Price – Average bitumen realizations decreased by $17.20 per barrel, primarily driven by lower marker prices. Synthetic crude oil realizations decreased by $23.71 per barrel, primarily driven by lower WTI and a weaker Synthetic/WTI spread.

Volumes – Higher volumes were primarily driven by the timing of the annual coker turnaround at Syncrude and mine productivity and improved reliability at Kearl.

Royalty – Lower royalties were primarily driven by lower commodity prices.

Marker prices and average realizations

	Second Quarter
Canadian dollars, unless noted	2025	2024
West Texas Intermediate (US$ per barrel)	63.69	80.63
Western Canada Select (US$ per barrel)	53.66	67.03
WTI/WCS Spread (US$ per barrel)	10.03	13.60
Bitumen (per barrel)	65.82	83.02
Synthetic crude oil (per barrel)	87.85	111.56
Average foreign exchange rate (US$)	0.72	0.73

IMPERIAL OIL LIMITED
Production

	Second Quarter
thousands of barrels per day	2025	2024
Kearl (Imperial's share)	195	181
Cold Lake	145	147
Syncrude (a)	77	66

Kearl total gross production (thousands of barrels per day)	275	255
(a)In the second quarter of 2025, Syncrude gross production included about 4 thousand barrels per day of bitumen and other products (2024 - 2 thousand barrels per day) that were exported to the operator's facilities using an existing interconnect pipeline.

Higher production at Kearl was primarily driven by mine productivity and improved reliability.

Lower production at Cold Lake was primarily driven by production and steam cycle timing, and turnaround impacts partially offset by Grand Rapids solvent-assisted SAGD.

Higher production at Syncrude was primarily driven by the timing of the annual coker turnaround.

Downstream
Net income (loss) factor analysis
millions of Canadian dollars

Margins - Higher margins primarily reflect improved market conditions.

Refinery utilization and petroleum product sales

	Second Quarter
thousands of barrels per day, unless noted	2025	2024
Refinery throughput	376	387
Refinery capacity utilization (percent)	87	89
Petroleum product sales	480	470

Lower refinery throughput was primarily due to unplanned downtime partially offset by lower turnaround impacts.

Higher petroleum product sales were enabled by the Trans Mountain pipeline expansion.

IMPERIAL OIL LIMITED
Chemicals
Net income (loss) factor analysis
millions of Canadian dollars
Corporate and other

	Second Quarter
millions of Canadian dollars	2025	2024
Net income (loss) (U.S. GAAP)	(58)	(25)

Liquidity and capital resources

	Second Quarter
millions of Canadian dollars	2025	2024
Cash flows from (used in):
Operating activities	1,465	1,629
Investing activities	(472)	(456)
Financing activities	(371)	(329)
Increase (decrease) in cash and cash equivalents	622	844

Cash and cash equivalents at period end	2,386	2,020

Cash flows from operating activities primarily reflect lower earnings and lower favourable working capital impacts.

Cash flows used in investing activities primarily reflect higher additions to property, plant and equipment.

Cash flows used in financing activities primarily reflect:

	Second Quarter
millions of Canadian dollars, unless noted	2025	2024
Dividends paid	367	321
Per share dividend paid (dollars)	0.72	0.60
Share repurchases (a)	—	—
Number of shares purchased (millions) (a)	—	—
(a)The company did not purchase any shares during the second quarter of 2025 and 2024.

On June 23, 2025, the company announced by news release that it had received final approval from the Toronto Stock Exchange for a new normal course issuer bid and will continue its existing share purchase program. Shareholders may obtain a copy of the Notice of Intention to Make a Normal Course Issuer Bid approved by the TSX without charge by contacting the company. The program enables the company to purchase up to a maximum of 25,452,248 common shares during the period June 29, 2025 to June 28, 2026. This maximum includes shares purchased under the normal course issuer bid from Exxon Mobil Corporation. As in the past, Exxon Mobil Corporation has advised the company that it intends to participate to maintain its ownership percentage at approximately 69.6 percent. The program will end should the company purchase the maximum allowable number of shares or otherwise on June 28, 2026. Imperial plans to accelerate its share purchases under the normal course issuer bid program, and anticipates repurchasing all remaining allowable shares prior to year end. Purchase plans may be modified at any time without prior notice.

IMPERIAL OIL LIMITED
Six months 2025 vs. six months 2024

	Six Months
millions of Canadian dollars, unless noted	2025	2024
Net income (loss) (U.S. GAAP)	2,237	2,328
Net income (loss) per common share, assuming dilution (dollars)	4.38	4.34

Upstream
Net income (loss) factor analysis
millions of Canadian dollars
Price – Average bitumen realizations decreased by $4.20 per barrel, primarily driven by lower marker prices partially offset by narrowing WTI/WCS spread and lower diluent costs. Synthetic crude oil realizations decreased by $8.96 per barrel, primarily driven by lower WTI partially offset by an improved Synthetic/WTI spread.

Volume – Higher volumes were primarily driven by Grand Rapids solvent-assisted SAGD and the timing of the annual coker turnaround at Syncrude.

Royalty – Lower royalties were primarily driven by lower commodity prices.

Other – Primarily due to favourable foreign exchange impacts of about $170 million.

Marker prices and average realizations

	Six Months
Canadian dollars, unless noted	2025	2024
West Texas Intermediate (US$ per barrel)	67.52	78.77
Western Canada Select (US$ per barrel)	56.25	62.34
WTI/WCS Spread (US$ per barrel)	11.27	16.43
Bitumen (per barrel)	70.50	74.70
Synthetic crude oil (per barrel)	93.14	102.10
Average foreign exchange rate (US$)	0.71	0.74

IMPERIAL OIL LIMITED
Production

	Six Months
thousands of barrels per day	2025	2024
Kearl (Imperial's share)	189	189
Cold Lake	150	144
Syncrude (a)	75	70

Kearl total gross production (thousands of barrels per day)	266	266
(a)In 2025, Syncrude gross production included about 3 thousand barrels per day of bitumen and other products (2024 - 1 thousand barrels per day) that were exported to the operator's facilities using an existing interconnect pipeline.

Higher production at Cold Lake was primarily driven by Grand Rapids solvent-assisted SAGD, partially offset by production and steam cycle timing.

Downstream
Net income (loss) factor analysis
millions of Canadian dollars

Margins – Higher margins primarily reflect improved market conditions.

Other – Primarily due to unfavourable wholesale volume impacts of about $70 million.

Refinery utilization and petroleum product sales

	Six Months
thousands of barrels per day, unless noted	2025	2024
Refinery throughput	387	397
Refinery capacity utilization (percent)	89	92
Petroleum product sales	468	460

Lower refinery throughput was primarily due to unplanned downtime partially offset by lower turnaround impacts.

Chemicals
Net income (loss) factor analysis
millions of Canadian dollars

Margins - Lower margins primarily reflect weaker industry polyethylene margins.

IMPERIAL OIL LIMITED
Corporate and other

	Six Months
millions of Canadian dollars	2025	2024
Net income (loss) (U.S. GAAP)	(116)	(76)

Liquidity and capital resources

	Six Months
millions of Canadian dollars	2025	2024
Cash flows from (used in):
Operating activities	2,992	2,705
Investing activities	(849)	(937)
Financing activities	(736)	(612)
Increase (decrease) in cash and cash equivalents	1,407	1,156

Cash flows from operating activities primarily reflect lower unfavourable deferred tax and working capital impacts.

Cash flows used in investing activities primarily reflect lower additions to property, plant and equipment.

Cash flows used in financing activities primarily reflect:

	Six Months
millions of Canadian dollars, unless noted	2025	2024
Dividends paid	674	599
Per share dividend paid (dollars)	1.32	1.10
Share repurchases (a)	—	—
Number of shares purchased (millions) (a)	—	—
(a)The company did not purchase any shares during the six months ended June 30, 2025 and 2024.

Key financial and operating data follow.

IMPERIAL OIL LIMITED
Forward-looking statements

Statements of future events or conditions in this report, including projections, targets, expectations, estimates, and business plans, are forward-looking statements. Similarly, discussion of roadmaps or future plans related to carbon capture, transportation and storage, biofuel, hydrogen, and other future plans to reduce emissions and emission intensity of the company, its affiliates and third parties are dependent on future market factors, such as continued technological progress, policy support and timely rule-making and permitting, and represent forward-looking statements. Forward-looking statements can be identified by words such as believe, anticipate, intend, propose, plan, goal, seek, estimate, expect, future, continue, likely, may, should, will and similar references to future periods. Forward-looking statements in this report include, but are not limited to, references to purchases under the normal course issuer bid and plans to accelerate purchases to complete the program prior to year end; the company’s commitment of returning surplus cash to shareholders; plans to increase turnaround intervals at Kearl to four years; company performance in the second half of the year; expected returns and impacts of the company’s Strathcona renewable diesel project; and the company’s Leming SAGD redevelopment project, including timing and anticipated production.

Forward-looking statements are based on the company's current expectations, estimates, projections and assumptions at the time the statements are made. Actual future financial and operating results, including expectations and assumptions concerning future energy demand, supply and mix; production rates, growth and mix across various assets; project plans, timing, costs, technical evaluations and capacities and the company’s ability to effectively execute on these plans and operate its assets, including the Strathcona renewable diesel project and the Leming SAGD redevelopment project; the adoption and impact of new facilities or technologies on reductions to greenhouse gas emissions intensity, including but not limited to technologies using solvents to replace energy intensive steam at Cold Lake, Strathcona renewable diesel, carbon capture and storage including in connection with hydrogen for the renewable diesel project, recovery technologies and efficiency projects, and any changes in the scope, terms, or costs of such projects; for shareholder returns, assumptions such as cash flow forecasts, financing sources and capital structure, participation of the company’s majority shareholder in the normal course issuer bid, and the results of periodic and ongoing evaluation of alternate uses of capital; for renewable diesel, the availability and cost of locally-sourced and grown feedstock and the supply of renewable diesel to British Columbia in connection with its low-carbon fuel legislation; the amount and timing of emissions reductions, including the impact of lower carbon fuels; the degree and timeliness of support that will be provided by policymakers and other stakeholders for various new technologies such as carbon capture and storage will be provided; receipt of regulatory approvals in a timely manner, especially with respect to large scale emissions reduction projects; performance of third-party service providers including service providers located outside of Canada; refinery utilization and product sales; applicable laws and government policies, including with respect to climate change, greenhouse gas emissions reductions and low carbon fuels; the ability to offset any ongoing or renewed inflationary pressures; capital and environmental expenditures; cash generation, financing sources and capital structure, such as dividends and shareholder returns, including the timing and amounts of share repurchases; and commodity prices, foreign exchange rates and general market conditions, could differ materially depending on a number of factors.

These factors include global, regional or local changes in supply and demand for oil, natural gas, and petroleum and petrochemical products and resulting price, differential and margin impacts, including Canadian and foreign government action with respect to supply levels, prices, trade tariffs, trade controls, the occurrence of disruptions in trade or military alliances, and wars; political or regulatory events, including changes in law or government policy, applicable royalty rates, and tax laws; third-party opposition to company and service provider operations, projects and infrastructure; competition from alternative energy sources and competitors who may be more experienced or established in these markets; availability and allocation of capital; the receipt, in a timely manner, of regulatory and third-party approvals, including for new technologies relating to the company’s lower emissions business activities; failure, delay, reduction, revocation or uncertainty regarding supportive policy and market development for the adoption of emerging lower emission energy technologies and other technologies that support emissions reductions; environmental regulation, including climate change and greenhouse gas regulation and changes to such regulation; unanticipated technical or operational difficulties; project management and schedules and timely completion of projects; the results of research programs and new technologies, including with respect to greenhouse gas emissions, and the ability to bring new technologies to scale on a commercially competitive basis, and the competitiveness of alternative energy and other emission reduction technologies; availability and performance of third-party service providers including those located outside of Canada; environmental risks inherent in oil and gas exploration and

IMPERIAL OIL LIMITED
production activities; management effectiveness and disaster response preparedness; operational hazards and risks; cybersecurity incidents including incidents caused by actors employing emerging technologies such as artificial intelligence; currency exchange rates; general economic conditions, including inflation and the occurrence and duration of economic recessions or downturns; and other factors discussed in Item 1A risk factors and Item 7 management’s discussion and analysis of financial condition and results of operations of Imperial’s most recent annual report on Form 10-K.

Forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, some that are similar to other oil and gas companies and some that are unique to Imperial. Imperial’s actual results may differ materially from those expressed or implied by its forward-looking statements and readers are cautioned not to place undue reliance on them. Imperial undertakes no obligation to update any forward-looking statements contained herein, except as required by applicable law.

Forward-looking and other statements regarding Imperial's environmental, social and other sustainability efforts and aspirations are not an indication that these statements are material to investors or require disclosure in the company's filings with securities regulators. In addition, historical, current and forward-looking environmental, social and sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future, including future rule-making. Individual projects or opportunities may advance based on a number of factors, including availability of stable and supportive policy, technology for cost-effective abatement, company planning process, and alignment with partners and other stakeholders.

In this release all dollar amounts are expressed in Canadian dollars unless otherwise stated. This release should be read in conjunction with Imperial’s most recent Form 10-K. Note that numbers may not add due to rounding.

The term “project” as used in this release can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports.

In this release, unless the context otherwise indicates, reference to “the company” or “Imperial” includes Imperial Oil Limited and its subsidiaries.

IMPERIAL OIL LIMITED

	Attachment I

	Second Quarter		Six Months
millions of Canadian dollars, unless noted	2025	2024	2025	2024

Net income (loss) (U.S. GAAP)
Total revenues and other income	11,232	13,383	23,749	25,666
Total expenses	9,988	11,894	20,817	22,605
Income (loss) before income taxes	1,244	1,489	2,932	3,061
Income taxes	295	356	695	733
Net income (loss)	949	1,133	2,237	2,328

Net income (loss) per common share (dollars)	1.86	2.11	4.39	4.34
Net income (loss) per common share - assuming dilution (dollars)	1.86	2.11	4.38	4.34

Other financial data
Gain (loss) on asset sales, after tax	1	1	10	3

Total assets at June 30			44,178	44,135

Total debt at June 30			4,002	4,119

Shareholders' equity at June 30			24,999	23,936

Dividends declared on common stock
Total	366	322	733	643
Per common share (dollars)	0.72	0.60	1.44	1.20

Millions of common shares outstanding
At June 30			509.0	535.8
Average - assuming dilution	510.3	537.0	510.2	537.0

IMPERIAL OIL LIMITED

	Attachment II

	Second Quarter		Six Months
millions of Canadian dollars	2025	2024	2025	2024

Total cash and cash equivalents at period end	2,386	2,020	2,386	2,020

Operating activities
Net income (loss)	949	1,133	2,237	2,328
Adjustments for non-cash items:
Depreciation and depletion	478	456	1,009	946
(Gain) loss on asset sales	(1)	(1)	(11)	(3)
Deferred income taxes and other	—	(75)	(31)	(239)
Changes in operating assets and liabilities	52	121	(181)	(324)
All other items - net	(13)	(5)	(31)	(3)
Cash flows from (used in) operating activities	1,465	1,629	2,992	2,705

Investing activities
Additions to property, plant and equipment	(471)	(461)	(869)	(958)
Proceeds from asset sales	2	3	13	7
Additional investments	(4)	—	(4)	—
Loans to equity companies - net	1	2	11	14
Cash flows from (used in) investing activities	(472)	(456)	(849)	(937)
Cash flows from (used in) financing activities	(371)	(329)	(736)	(612)

IMPERIAL OIL LIMITED

	Attachment III

	Second Quarter		Six Months
millions of Canadian dollars	2025	2024	2025	2024

Net income (loss) (U.S. GAAP)
Upstream	664	799	1,395	1,357
Downstream	322	294	906	925
Chemical	21	65	52	122
Corporate and other	(58)	(25)	(116)	(76)
Net income (loss)	949	1,133	2,237	2,328

Revenues and other income
Upstream	3,784	4,552	8,242	8,720
Downstream	12,427	14,634	26,446	28,273
Chemical	356	418	728	837
Eliminations / Corporate and other	(5,335)	(6,221)	(11,667)	(12,164)
Revenues and other income	11,232	13,383	23,749	25,666

Purchases of crude oil and products
Upstream	1,369	1,900	3,231	3,713
Downstream	10,952	12,944	22,939	24,535
Chemical	240	256	493	516
Eliminations / Corporate and other	(5,346)	(6,244)	(11,692)	(12,202)
Purchases of crude oil and products	7,215	8,856	14,971	16,562

Production and manufacturing
Upstream	1,127	1,203	2,303	2,391
Downstream	466	435	923	856
Chemical	62	48	113	101
Eliminations / Corporate and other	9	3	11	5
Production and manufacturing	1,664	1,689	3,350	3,353

Selling and general
Upstream	—	—	—	—
Downstream	175	171	349	333
Chemical	20	23	42	49
Eliminations / Corporate and other	56	27	119	85
Selling and general	251	221	510	467

Capital and exploration expenditures
Upstream	353	267	619	557
Downstream	90	149	178	302
Chemical	1	3	4	8
Corporate and other	29	43	70	91
Capital and exploration expenditures	473	462	871	958
Exploration expenses charged to Upstream income included above	—	1	2	2

IMPERIAL OIL LIMITED

	Attachment IV

Operating statistics	Second Quarter		Six Months
	2025	2024	2025	2024

Gross crude oil production (thousands of barrels per day)
Kearl	195	181	189	189
Cold Lake	145	147	150	144
Syncrude (a)	77	66	75	70
Conventional	5	5	4	5
Total crude oil production	422	399	418	408

Gross natural gas production (millions of cubic feet per day)	28	30	29	30

Gross oil-equivalent production (b)	427	404	423	413
(thousands of oil-equivalent barrels per day)

Net crude oil production (thousands of barrels per day)
Kearl	185	167	177	175
Cold Lake	120	109	121	109
Syncrude (a)	68	54	65	57
Conventional	4	5	4	5
Total crude oil production	377	335	367	346

Net natural gas production (millions of cubic feet per day)	27	29	29	30

Net oil-equivalent production (b)	382	340	372	351
(thousands of oil-equivalent barrels per day)

Kearl blend sales (thousands of barrels per day)	271	249	265	263
Cold Lake blend sales (thousands of barrels per day)	193	196	200	193

Average realizations (Canadian dollars)
Bitumen (per barrel)	65.82	83.02	70.50	74.70
Synthetic crude oil (per barrel)	87.85	111.56	93.14	102.10
Conventional crude oil (per barrel)	39.31	64.55	44.17	58.59

Refinery throughput (thousands of barrels per day)	376	387	387	397
Refinery capacity utilization (percent)	87	89	89	92

Petroleum product sales (thousands of barrels per day)
Gasolines	225	227	220	221
Heating, diesel and jet fuels	186	174	180	172
Lube oils and other products (c)	46	44	49	43
Heavy fuel oils	23	25	19	24
Net petroleum products sales	480	470	468	460
Petrochemical sales (thousands of tonnes) (c)	186	219	351	434
(a)Syncrude gross and net production included bitumen and other products that were exported to the operator’s facilities using an existing interconnect pipeline.

Gross bitumen and other products production (thousands of barrels per day)	4	2	3	1
Net bitumen and other products production (thousands of barrels per day)	4	2	3	1
(b)Gas converted to oil-equivalent at six million cubic feet per one thousand barrels.
(c)In 2025, benzene and aromatic solvent sales are reported under Petroleum product sales - Lube oils and other products, whereas in 2024, they were reported under Petrochemical sales. The company has determined that the impact of this change is not material; therefore, the comparative period has not been recast.

IMPERIAL OIL LIMITED

	Attachment V

		Net income (loss) per
	Net income (loss) (U.S. GAAP)	common share - diluted (a)
	millions of Canadian dollars	Canadian dollars

2021
First Quarter	392	0.53
Second Quarter	366	0.50
Third Quarter	908	1.29
Fourth Quarter	813	1.18
Year	2,479	3.48

2022
First Quarter	1,173	1.75
Second Quarter	2,409	3.63
Third Quarter	2,031	3.24
Fourth Quarter	1,727	2.86
Year	7,340	11.44

2023
First Quarter	1,248	2.13
Second Quarter	675	1.15
Third Quarter	1,601	2.76
Fourth Quarter	1,365	2.47
Year	4,889	8.49

2024
First Quarter	1,195	2.23
Second Quarter	1,133	2.11
Third Quarter	1,237	2.33
Fourth Quarter	1,225	2.37
Year	4,790	9.03

2025
First Quarter	1,288	2.52
Second Quarter	949	1.86
Year	2,237	4.38
(a)Computed using the average number of shares outstanding during each period. The sum of the quarters presented may not add to the year total.

IMPERIAL OIL LIMITED
Attachment VI

Non-GAAP financial measures and other specified financial measures
Certain measures included in this document are not prescribed by U.S. Generally Accepted Accounting Principles (GAAP). These measures constitute "non-GAAP financial measures" under Securities and Exchange Commission Regulation G and Item 10(e) of Regulation S-K, and "specified financial measures" under National Instrument 52-112 Non-GAAP and Other Financial Measures Disclosure of the Canadian Securities Administrators.
Reconciliation of these non-GAAP financial measures to the most comparable GAAP measure, and other information required by these regulations, have been provided. Non-GAAP financial measures and specified financial measures are not standardized financial measures under GAAP and do not have a standardized definition. As such, these measures may not be directly comparable to measures presented by other companies, and should not be considered a substitute for GAAP financial measures.
Cash flows from (used in) operating activities excluding working capital
Cash flows from (used in) operating activities excluding working capital is a non-GAAP financial measure that is the total cash flows from operating activities less the changes in operating assets and liabilities in the period. The most directly comparable financial measure that is disclosed in the financial statements is "Cash flows from (used in) operating activities" within the company’s Consolidated statement of cash flows. Management believes it is useful for investors to consider these numbers in comparing the underlying performance of the company’s business across periods when there are significant period-to-period differences in the amount of changes in working capital. Changes in working capital is equal to “Changes in operating assets and liabilities” as disclosed in the company’s Consolidated statement of cash flows and in Attachment II of this document. This measure assesses the cash flows at an operating level, and as such, does not include proceeds from asset sales as defined in Cash flows from operating activities and asset sales in the Frequently Used Terms section of the company’s annual Form 10-K.
Reconciliation of cash flows from (used in) operating activities excluding working capital

	Second Quarter		Six Months
millions of Canadian dollars	2025	2024	2025	2024
From Imperial's Consolidated statement of cash flows
Cash flows from (used in) operating activities	1,465	1,629	2,992	2,705

Less changes in working capital
Changes in operating assets and liabilities	52	121	(181)	(324)
Cash flows from (used in) operating activities excl. working capital	1,413	1,508	3,173	3,029

IMPERIAL OIL LIMITED
Free cash flow
Free cash flow is a non-GAAP financial measure that is cash flows from operating activities less additions to property, plant and equipment and equity company investments plus proceeds from asset sales. The most directly comparable financial measure that is disclosed in the financial statements is "Cash flows from (used in) operating activities" within the company’s Consolidated statement of cash flows. This measure is used to evaluate cash available for financing activities (including but not limited to dividends and share purchases) after investment in the business.
Reconciliation of free cash flow

	Second Quarter		Six Months
millions of Canadian dollars	2025	2024	2025	2024
From Imperial's Consolidated statement of cash flows
Cash flows from (used in) operating activities	1,465	1,629	2,992	2,705

Cash flows from (used in) investing activities
Additions to property, plant and equipment	(471)	(461)	(869)	(958)
Proceeds from asset sales	2	3	13	7
Additional investments	(4)	—	(4)	—
Loans to equity companies - net	1	2	11	14
Free cash flow	993	1,173	2,143	1,768
Net income (loss) excluding identified items
Net income (loss) excluding identified items is a non-GAAP financial measure that is total net income (loss) excluding individually significant non-operational events with an absolute corporate total earnings impact of at least $100 million in a given quarter. The net income (loss) impact of an identified item for an individual segment may be less than $100 million when the item impacts several segments or several periods. The most directly comparable financial measure that is disclosed in the financial statements is "Net income (loss)" within the company’s Consolidated statement of income. Management uses these figures to improve comparability of the underlying business across multiple periods by isolating and removing significant non-operational events from business results. The company believes this view provides investors increased transparency into business results and trends, and provides investors with a view of the business as seen through the eyes of management. Net income (loss) excluding identified items is not meant to be viewed in isolation or as a substitute for net income (loss) as prepared in accordance with U.S. GAAP. All identified items are presented on an after-tax basis.
Reconciliation of net income (loss) excluding identified items
There were no identified items in the second quarter or year-to-date 2025 and 2024 periods.

IMPERIAL OIL LIMITED
Cash operating costs (cash costs)
Cash operating costs is a non-GAAP financial measure that consists of total expenses, less purchases of crude oil and products, federal excise taxes and fuel charge, financing, and costs that are non-cash in nature, including depreciation and depletion, and non-service pension and postretirement benefit. The components of cash operating costs include "Production and manufacturing", "Selling and general" and "Exploration" from the company’s Consolidated statement of income, and as disclosed in Attachment III of this document. The sum of these income statement lines serves as an indication of cash operating costs and does not reflect the total cash expenditures of the company. The most directly comparable financial measure that is disclosed in the financial statements is "Total expenses" within the company’s Consolidated statement of income. This measure is useful for investors to understand the company’s efforts to optimize cash through disciplined expense management.
Reconciliation of cash operating costs

	Second Quarter		Six Months
millions of Canadian dollars	2025	2024	2025	2024
From Imperial's Consolidated statement of income
Total expenses	9,988	11,894	20,817	22,605
Less:
Purchases of crude oil and products	7,215	8,856	14,971	16,562
Federal excise taxes and fuel charge	372	656	964	1,247
Depreciation and depletion	478	456	1,009	946
Non-service pension and postretirement benefit	6	1	11	2
Financing	2	14	—	26
Cash operating costs	1,915	1,911	3,862	3,822
Components of cash operating costs

	Second Quarter		Six Months
millions of Canadian dollars	2025	2024	2025	2024
From Imperial's Consolidated statement of income
Production and manufacturing	1,664	1,689	3,350	3,353
Selling and general	251	221	510	467
Exploration	—	1	2	2
Cash operating costs	1,915	1,911	3,862	3,822
Segment contributions to total cash operating costs

	Second Quarter		Six Months
millions of Canadian dollars	2025	2024	2025	2024
Upstream	1,127	1,204	2,305	2,393
Downstream	641	606	1,272	1,189
Chemicals	82	71	155	150
Eliminations / Corporate and other	65	30	130	90
Cash operating costs	1,915	1,911	3,862	3,822

IMPERIAL OIL LIMITED
Unit cash operating costs (unit cash costs)
Unit cash operating costs is a non-GAAP ratio. Unit cash operating costs (unit cash costs) is calculated by dividing cash operating costs by total gross oil-equivalent production, and is calculated for the Upstream segment, as well as the major Upstream assets. Cash operating costs is a non-GAAP financial measure and is disclosed and reconciled above. This measure is useful for investors to understand the expense management efforts of the company’s major assets as a component of the overall Upstream segment. Unit cash operating cost, as used by management, does not directly align with the definition of “Average unit production costs” as set out by the U.S. Securities and Exchange Commission (SEC), and disclosed in the company’s SEC Form 10-K.
Components of unit cash operating costs

	Second Quarter
	2025				2024
millions of Canadian dollars	Upstream (a)	Kearl	Cold Lake	Syncrude	Upstream (a)	Kearl	Cold Lake	Syncrude
Production and manufacturing	1,127	465	272	329	1,203	499	262	400
Selling and general	—	—	—	—	—	—	—	—
Exploration	—	—	—	—	1	—	—	—
Cash operating costs	1,127	465	272	329	1,204	499	262	400

Gross oil-equivalent production	427	195	145	77	404	181	147	66
(thousands of barrels per day)

Unit cash operating cost ($/oeb)	29.00	26.20	20.61	46.95	32.75	30.30	19.59	66.60
USD converted at the quarterly average forex 2025 US$0.72; 2024 US$0.73	20.88	18.86	14.84	33.80	23.91	22.12	14.30	48.62
Components of unit cash operating costs

	Six Months
	2025				2024
millions of Canadian dollars	Upstream (a)	Kearl	Cold Lake	Syncrude	Upstream (a)	Kearl	Cold Lake	Syncrude
Production and manufacturing	2,303	949	557	682	2,391	997	571	742
Selling and general	—	—	—	—	—	—	—	—
Exploration	2	—	—	—	2	—	—	—
Cash operating costs	2,305	949	557	682	2,393	997	571	742

Gross oil-equivalent production	423	189	150	75	413	189	144	70
(thousands of barrels per day)

Unit cash operating cost ($/oeb)	30.11	27.74	20.52	50.24	31.84	28.98	21.79	58.24
USD converted at the YTD average forex 2025 US$0.71; 2024 US$0.74	21.38	19.70	14.57	35.67	23.56	21.45	16.12	43.10
(a)Upstream includes Imperial's share of Kearl, Cold Lake, Syncrude and other.